SUPPLEMENT DATED MARCH 30, 1999,
        TO SUPPLEMENTS DATED MARCH 8, FEBRUARY 19, AND FEBRUARY 4, 1999,
                   OCTOBER 26, OCTOBER 13, AUGUST 17, JULY 16,
                   MAY 22, MAY 4, APRIL 3, APRIL 1, MARCH 23,
            FEBRUARY 25, AND JANUARY 21, 1998, AND DECEMBER 19, 1997,
                      TO PROSPECTUS DATED NOVEMBER 26, 1997

                             COSTCO COMPANIES, INC.

         The following table sets forth information as of March 30, 1999 as to the security ownership of one person not named as a Selling Securityholder in the Prospectus or Prospectus Supplements and as to additional securities that were acquired by Goldman, Sachs and Company ("Goldman Sachs") and Merrill Lynch, Pierce, Fenner & Smith, Inc. ("Merrill Lynch") since each was last named as a Selling Securityholder. Amounts shown for Goldman Sachs and Merrill Lynch are not adjusted for any sales that they may have made pursuant to the Registration Statement. Except for Merrill Lynch, which provides certain brokerage services to the Company in Canada, none of the Selling Securityholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.


                                               Face Amount of Notes           Shares of Common Stock
                                                 Owned Prior                      Owned Prior
                     Selling Securityholder      to Offering($)                   to Offering 1
                     ----------------------    --------------------            ---------------------
Goldman Sachs and Company                           9,250,000  2                      105,029  2
Merrill Lynch, Pierce, Fenner & Smith, Inc.        66,189,000  2                      751,543  2
UBS A.G. - London Branch                            2,000,000                         22,709
------------------------

1        Includes the Shares into which the Notes are convertible.

2        Includes securities previously registered.


                    The date of this Prospectus Supplement is March 30, 1999.